EXHIBIT 10.26
SEVERANCE AGREEMENT
     This Severance Agreement (this “Agreement”), dated as of December 13, 2005, is made between ABM Industries, Incorporated, a Delaware corporation (the “Company”), and the individual executing this Agreement as the Executive on the signature page (the “Executive”).
RECITALS
     A. The Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
     B. The Company recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders, including a reduction of the value received by stockholders in a Change in Control transaction;
     C. The Company desires to assure itself of both present and future continuity of management and to establish fixed severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and
     D. The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.
     Accordingly, the Company and the Executive agree as follows:
     1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
          (a) “After-Tax Amount” means the amount to be received by an Executive determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.
          (b) “Base Pay” means the Executive’s annual base salary rate as in effect at the time a determination is required to be made under Section 4;
          (c) “Board” means the Board of Directors of the Company; any action of the Board herein contemplated will be valid if adopted by a majority of the total number of directors then in office or a majority of the Incumbent Directors and, for purposes of interpreting, amending or waiving any portion of this Agreement, may be adopted by a majority of the Incumbent Directors by written action, whether or not unanimous, or may be delegated by specific action of the Board of Directors after the date hereof to any directorate committee comprised solely of Incumbent Directors who are also Independent Directors.
          (d) “Cause” means that, prior to any termination, the Executive shall have:
          (i) been charged with a crime involving fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment with the Company or any Subsidiary or been convicted of a felony;
          (ii) intentionally breached his fiduciary obligations to the Company or any securities laws applicable to the Company; or
          (iii) committed intentional wrongful engagement in any Competitive Activity;
and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board after consultation with outside counsel, there is clear and convincing evidence that the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Executive or Executive’s beneficiaries to contest the validity or propriety of any such determination.
          (e) “Change in Control” means that during the Term any of the following events occurs:
          (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) (A) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 35% of the combined voting power of the then-outstanding Voting Stock of the Company or succeeds in having nominees as directors elected in an “election contest” within the meaning of Rule 14a-12(c) under the Exchange Act and (B) within 18 months after either such event, individuals who were members of the Board of Directors of the Company immediately prior to either such event cease to constitute a majority of the members of the Board of Directors of the Company; or
          (ii) a majority of the Board ceases to be comprised of Incumbent Directors; or
          (iii) the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in any such case, (A) no Person (other than the Company, any entity resulting from such Business Transaction or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then-outstanding shares of Voting Stock of the entity resulting from such Business Transaction or, if it is such entity, the Company and (B) at least one-half of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement providing for such Business Transaction.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Competitive Activity” means the Executive’s participation, without the written consent signed by an officer of the Company and authorized by the Board, in the management of any business enterprise if (i) such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 10% of the Company’s net sales for its most recently completed fiscal year or (ii) the primary business done or intended to be done by such enterprise is in direct competition with the business of providing facility services in any geographic market in which the Company operates. “Competitive Activity” will not include the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, if such ownership is less than 5% of the outstanding voting securities or units of such enterprise.
          (h) “Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.
          (i) “ERISA” means the Employee Retirement Income Security Act of 1976, as amended
          (j) “Excess Parachute Payment” means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Code or any successor provision thereto.
          (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (l) “Good Reason” means the occurrence of one or more of the following events:
          (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position he had with the Company immediately prior to a Change in Control, or a substantially equivalent or better office or position than that which he had with the Company immediately prior to the Change in Control, in either such case with the Company, any legal successor to the Company or, if the Company merges with or into another entity with substantial operations, with respect to the business of the Company and its Subsidiaries substantially as conducted immediately prior to the Change in Control;
          (ii) Failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive: (A) A significant adverse change in the nature or scope of the authorities, powers or functions attached to the position with the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, (C) a reduction in the Executive’s Incentive Pay Opportunity or Incentive Pay Target, or (D) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, unless such termination or reduction referred to in clauses (B), (C) or (D) applies on a substantially similar basis to all executives of the Company and its parent entities;
          (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

          (iv) If the Executive’s principal residence at the time in question is within 35 miles of the Company’s headquarters or the headquarters of the Subsidiary that is Executive’s employer, the Company requires the Executive to have Executive’s principal location of work changed to any location that is in excess of 50 miles from such residence without Executive’s prior written consent; or
          (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement or any Other Employment Agreement (as defined in Section 6) by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.
A termination of employment by the Executive for one of the reasons set forth in clauses (i) — (v), above, will not constitute “Good Reason” unless, within the 60-day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying in reasonable detail the event or events relied upon for such termination and the Company has not remedied such event or events within 10 days of the receipt of such notice. The Company and the Executive may mutually waive in writing any of the foregoing provisions with respect to an event or events that otherwise would constitute Good Reason.
          (m) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders or appointment was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
          (n) “Incentive Pay” means compensation in addition to Base Pay determined by reference to one or more performance measures, whether payable in cash, securities or otherwise.
          (o) “Incentive Pay Opportunity” means the maximum amount of Incentive Pay that the Executive would receive pursuant to any Incentive Pay Plan in existence immediately prior to a Change in Control (disregarding the effects of the Change in Control, including without limitation increased depreciation or amortization, financing expense and transaction costs), assuming satisfaction of all thresholds or other conditions thereto established (i) prior to the Change in Control or (ii) after the Change in Control either (A) with the Executive’s specific prior written approval or (B) by action of a committee of the Board comprised solely of Independent Directors.

          (p) “Incentive Pay Plan” means any plan, program, agreement or arrangement (excluding employee stock options, restricted stock or other rights the value of which is determined solely by reference to the value of the Company’s common stock).
          (q) “Incentive Pay Target” means the amount or value of Incentive Pay the Executive would have received assuming that the Incentive Pay Plans in effect immediately prior to the Change in Control continue unchanged and are satisfied at the target level and, if applicable, any conditions to entitlement to payment at the target level thereunder that are not measured by the Company’s results of operation are satisfied at the target level.
          (r) “Independent Directors” means directors who qualify as “independent” directors under then-applicable New York Stock Exchange rules applicable to compensation committees (whether or not the Company’s securities continue to be listed for trading thereon).
          (s) “Other Agreement” means an agreement, contract or understanding (including any option or equity plan or agreement) other than this Agreement, heretofore or hereafter entered into by the Executive with the Company or any Subsidiary.
          (t) “Retirement Plans” means the benefit plans of the Company that are intended to be qualified under Section 401(a) of the Code and any supplemental executive retirement benefit plan or any other plan that is a successor thereto as such Retirement Plans were in effect immediately prior to the Change in Control and if the Executive was a participant in such Retirement Plan immediately prior to the Change in Control.
          (u) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control and (ii) the Executive’s death.
          (v) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.
          (w) “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2008; provided, however, that (i) commencing on January 1, 2009 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period; and (iii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be a full-time employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

          (x) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which will be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).
          (y) “Voting Stock” means securities entitled to vote generally in the election of directors.
          (z) “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company, and fringe benefits and other perquisites of employment, such as car allowances, club dues, financial planning and product discounts.
     2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.
     3. Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period (or pursuant to Section 3(c)) and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:
          (i) The Executive’s death;
          (ii) if the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or
          (iii) Cause.
If, during the Severance Period, the Executive’s employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4.
          (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.
          (c) Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 90 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than for Cause or the Executive terminates Executive’s employment for Good Reason and Cause does not exist, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.
          (d) Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of Executive as an employee at will, giving Executive any right to be retained in the employ of the Company, or giving Executive the right to any particular level of compensation or benefits or (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.
     4. Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(b) (any such termination, a “Triggering Termination”), the Company will pay to the Executive the amounts described in Annex A within five business days after the Termination Date and will continue to provide to the Executive the benefits described in Annex A for the periods described therein; provided, however, that if payment would occur at a time that is later than two and one half months after the year in which such payment became no longer subject to a substantial risk of forfeiture, the Executive will receive payment of the amounts described in Annex A upon the earlier of (i) six months following the Executive’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) and (ii) the Executive’s death.
          (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 200 basis points, compounded monthly, or, if less, the maximum rate legally allowed. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
          (c) Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control, the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid Incentive Pay that has been earned, accrued, allocated or awarded to the Executive for any performance period that by its terms as in effect prior to a Triggering Termination has been completed (any such period, a “Completed Performance Period”) (regardless of whether payment of such compensation would otherwise be contingent on the continuing performance of services by the Executive) and (ii) the Pro Rata Portion of the

Incentive Pay Target in effect for any subsequent performance period. For this purpose, “Pro Rata Portion” means (x) the number of days from and including the first day immediately following the last day of the immediately preceding Completed Performance Period to and including the Termination Date, divided by (y) the total number of days in such subsequent performance period. Such payments will be made at the earlier of (x) the date prescribed for payment pursuant to the applicable plan, program or agreement and (y) within five business days after the Termination Date, and will be payable and calculated disregarding any otherwise applicable vesting requirements.
     5. Limitations on Payments and Benefits. Notwithstanding any provision of this Agreement or any Other Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any Other Agreement would be an Excess Parachute Payment (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the covenants in Section 8 hereof), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any Other Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an After-Tax Amount less than 90% of the After-Tax Amount of the severance payments he or she would have received under Section 4 or under any Other Agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s covenants in Section 8 hereof for purposes of determining the amount, if any, of the Excess Parachute Payment will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive pursuant to this Agreement or any Other Agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this Section 5, the Company may effect such reduction in any manner it deems appropriate.
     6. No Mitigation Obligation; Other Agreements. (a) The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraph 2(E) of Annex A.
          (b) A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof. To the extent that the Executive receives payments by reason of his or her termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under Section 4 will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Employment Agreements is not less than the amounts so payable or value so receivable had such benefits been paid in full hereunder.
     7. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments will be made within five business days after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

     8. Competitive Activity; Confidentiality; Nonsolicitation. (a) For the period following the Termination Date specified in Paragraph (3) of Annex A (the “Non-Competition Period”), subject to the Executive’s receipt of benefits under Section 4, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, engage in any Competitive Activity.
          (b) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for Executive to carry out Executive’s obligations to the Company. The Executive hereby covenants and agrees that Executive will not, without the prior written consent of the Company, during the Term and two years thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 8(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The obligations imposed by this Section 8(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).
          (c) The Executive hereby covenants and agrees that for a period ending one year after the Termination Date Executive will not, without the prior written consent of the Company, which consent will not unreasonably be withheld as to Executive’s personal assistant, on behalf of Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.
          (d) Executive and the Company agree that the covenants contained in this Section 8 are reasonable under the circumstances and subject to the provisions of Section 14 of this Agreement. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
     9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.
     10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.
     11. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.
     13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein. In the event the Company exercises its discretion under Section 8(d) to bring an action to enforce the covenants contained in Section 8 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.
     14. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, including without limitation Section 8 hereof, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 8 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
     15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.
     16. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, 7, 8, 9, 10, 11(b), 16 and 18 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
     17. Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 12. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.
     19. Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive). Prior to any Change in Control, the Company and the Executive will agree to any amendment of this Agreement approved by the Board based on the advice of Jones Day or any other nationally recognized law firm designated by the Board that such amendment, if implemented, is or is reasonably likely to reduce any adverse effect on the Company or the Executive of any rule, regulation or IRS interpretation of Section 409A of the Code and that such firm is recommending similar changes or provisions to its other clients that have change-in-control, severance or employment agreements or plans.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ABM INDUSTRIES, INCORPORATED

By:

Henrik C. Slipsager
Title:	Chief Executive Officer

EXECUTIVE

Annex A
SEVERANCE COMPENSATION, ETC.
     (1) A lump sum payment in an amount equal to two times the sum of (A) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (B) Incentive Pay Target (or, if the Incentive Pay Target shall not have been established or shall be reduced after a Change in Control, the highest aggregate Incentive Pay Target as in effect for any of the three fiscal years immediately preceding the year in which the Change in Control occurred).
     (2) (A) For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 1(l)(ii)) that are considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(iv)(A) of the Code:
(i)	for a period of 18 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(l)(ii)) except that the level of any such Welfare Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all similarly situated recipients of or participants in such Welfare Benefits. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, Executive’s dependents and beneficiaries, of such Welfare Benefits along with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes.

(ii)	the Company will pay to the Executive, in a lump sum within the time period described in Section 4(a), an amount equal to the difference between (1) the present value of the continuation of such benefits for 18 months and (2) the present value of the benefits the Executive will receive under Paragraph 2(A)(i).

          (B) Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of Executive’s dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date, provided, however, that (1) with respect to health benefits the continuation period will in all events terminate on the 18-month anniversary of the termination date as so determined and (2) the Company will pay, or reimburse the Executive for, all COBRA continuation costs during such period.
          (C) For purposes of the immediately preceding sentence and for purposes of calculating service or age to determine the Executive’s eligibility for welfare benefits, including benefits under any retiree medical benefits or life insurance plan or policy, the Executive will be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period.
          (D) For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(l)(ii)) that are not considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(iv)(A) of the Code, the Company shall pay to the Executive, within the time period described in Section 4(a), in a lump sum, an amount equal to the present value of the continuation of such benefits for 18 months following the Termination Date.
          (E) Welfare Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such Welfare Benefits actually received by the Executive will be reported by the Executive to the Company.
     (3) The Non-Competition Period contemplated by Section 8(a) will be 12 months from the Termination Date.

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